Exhibit 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces
Purchase of West Texas Properties

Natchez, MS (September 10, 2009)--Callon Petroleum Company (NYSE: CPE) today announced it has signed a purchase and sale agreement with Ambrose Energy I, Ltd., a subsidiary of ExL Petroleum, LP, to acquire their interests in 22 producing wells located in Crockett, Ector, Midland and Upton Counties, Texas, for $16.25 million.

The company estimates the total proved reserves being acquired to be approximately 1.5 million barrels of oil equivalent. The assets include 4 uphole recompletion targets, 11 proved undeveloped locations and 61 non-proven locations to fully develop the acreage. The properties are on approximately 15,908 gross acres (8,202 net acres), of which 2,087 net acres are held by production.  The current production rate is approximately 475 barrels of oil equivalent per day, primarily from the Wolfberry interval.

Subject to examination of title and environmental issues, and termination of preferential purchase rights, Callon expects to close on or before October 31, 2009.  Upon closing, Callon will operate substantially all of the production and development.

“This is a first step in rebalancing Callon’s assets between offshore and onshore properties,” Fred Callon, Chairman and CEO, points out.  “The Permian Basin Wolfberry play provides our company with repeatable, oil-focused growth opportunities that can be further improved over time and forms a competitive foundation for Callon’s presence in the region.”

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana, Texas and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements include proved reserve estimates, future development opportunities and expectations regarding closing of the transaction, and reflect the company’s current views with respect to future events.  No assurances can be given, however, that these events will occur and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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